UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.
(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXPLANATORY NOTE

This supplement amends the Proxy Statement (the “Proxy Statement”) of American Realty Capital Global Trust II, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2016 to delete Proposals 3 through 11, which solicited the approval of certain amendments to the Company’s articles of incorporation (the “Charter”).

The Company announced today that a special committee comprised entirely of independent directors has, along with its financial and legal advisors, been discussing and evaluating an unsolicited proposal (the “Proposal”) relating to a potential strategic transaction (the “Proposed Transaction”). These discussions have not resulted in a definitive agreement but have progressed. As a result, the Company has decided to withdraw Proposals 3 through 11 from the agenda for the annual meeting of stockholders (the “Annual Meeting”) and the Proxy Statement. These proposals (the “Withdrawn Charter Amendment Proposals”) solicited the approval of certain amendments to the Charter. There is no assurance that these discussions will result in a definitive agreement or that any such transaction would be approved by stockholders. The Company does not intend to provide updates on the discussions or negotiations regarding the Proposal unless or until it determines that further disclosure is appropriate or required based on the then-current facts and circumstances. If an agreement is not concluded, the Company may propose the Withdrawn Charter Amendment Proposals for approval at a later meeting of its stockholders.

 Stockholders have the unconditional right to revoke previously-submitted proxies at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to the Company’s proxy solicitor at the following address: Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or (ii) by attending the Annual Meeting and voting in person. No written revocation of proxies shall be effective, however, unless and until it is received at or prior to the Annual Meeting.

 Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Removal of Proposals 3 Through 11 From Stockholder Consideration

On June 23, 2016, the Board determined not to seek stockholder approval of Proposals 3 through 11 and has withdrawn Proposals 3 through 11 from the agenda for the Annual Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting.

The record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting has been fixed and remains as the close of business on April 18, 2016.

The time and location of the Annual Meeting has been fixed and remains as June 30, 2016 at The Core Club, located at 66 E. 55th Street, New York, NY 10022, commencing at 2:00 p.m. (local time).

As a result of the removal of Proposals 3 through 11 from stockholder consideration at the Annual Meeting, the Company notes the following important matters regarding voting:

•	If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals or withdraw your proxy entirely.

•	If you do not wish to change votes previously cast on the remaining proposals, you do not need to sign new proxy cards or submit new voting instructions solely as a result of the removal of Proposals 3 through 11.

•	Any proxy card or voting instructions received in the future for Proposals 1 and 2 will be valid.

•	Proxy cards or voting instructions received with direction on Proposals 3 through 11 will not be voted on Proposals 3 through 11. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposals 1 and 2) will remain valid and will be voted on as directed.

•	If you wish to revoke a previously-submitted proxy, you may do so at any time prior to the Annual Meeting by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to the Company’s proxy solicitor at the following address: Broadridge Investor Communication Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or (ii) by attending the Annual Meeting and voting in person. Written revocation of proxies will be effective only if received at or prior to the Annual Meeting.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, the Company previously filed its definitive proxy statement with the SEC and made available its definitive proxy statement and proxy card to stockholders on April 29, 2016. Before making any voting decision, you are urged to read the definitive proxy statement and all related proxy materials carefully. Copies of the definitive proxy statement and all other proxy materials are available at www.proxyvote.com/GLOBAL.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read the Company’s SEC filings, including the Proxy Statement, through the Internet at the SEC’s website at www.sec.gov, or at the Company’s website at www.arcglobaltrust2.com. You may also read and copy any document that the Company files with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

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